INDEPENDENT AUDITORS' CONSENT


Security First Life Separate Account A of
Security First Life Insurance Company:

We consent to (a) the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-79625 under the Securities Act of 1933 on Form N-4 and in this Amendment No. 120 to Registration Statement No. 811-3365 under the Investment Company Act of 1940 of our report dated February 4, 2000 regarding Security First Life Insurance Company and our report dated March 29, 2000 regarding Security First Life Separate Account A appearing in the financial statements, which are included in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Independent Auditors" in such Statement of Additional Information and (c) the reference to us under the heading "Condensed Financial Information" in the Prospectus, which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP

Los Angeles, California
April 27, 2000